Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ELECTRONIC SERVITOR PUBLICATION NETWORK, INC. and

POINTWARD INC.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) between ELECTRONIC SERVITOR PUBLICATION NETWORK, INC., a Delaware corporation ("XESP"), and POINTWARD INC., a Delaware corporation ("Pointward"), each or together being sometimes referred to herein as the "Constituent Corporations."

RECITALS

WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation (the “Merger");

AGREEMENT

NOW THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

1. Surviving Corporation. Pointward shall be merged with and into XESP which shall be the surviving corporation (hereinafter the "Surviving Corporation") in accordance with the applicable laws of the State of Delaware.

2. Merger Date. The Merger shall become effective (the "Merger Date") upon the completion of:

(i) Adoption of this Agreement by a majority of the voting shareholders of Pointward and by a majority of the voting shareholders of XESP pursuant to the General Corporation Law of Delaware;

(ii) Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

3. Time of Filings. The Certificate of Merger shall be filed with the Secretary of State of Delaware upon the approval of this Agreement by the shareholders of the Constituent Corporations, respectively, and the fulfillment or waiver of the terms and conditions herein.

4. Accounting Period. Notwithstanding any other provision herein relating to the Merger Date, for all accounting purposes the effective date of the Merger shall be as of December 22, 2023.

5. Governing Law. The Surviving Corporation shall be governed by the laws of the State of Delaware.

6. Certificate of Incorporation. The Certificate of Incorporation of XESP shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

7. Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of XESP as in effect on the date of this Agreement.

8. Name of Surviving Corporation. The name of the Surviving Corporation will be Electronic Servitor Publication Network, Inc.

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9. Board of Directors and Officers. The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of XESP on the Merger Date. The officers of the Surviving Corporation shall be the officers of XESP on the Merger Date.

10. Conversion. The mode of carrying the merger into effect and the manner and basis of converting the shares of Pointward into shares of the Surviving Corporation are as follows:

(i)The aggregate number of Pointward shares issued and outstanding on the Merger Date shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into an equal number of shares of XESP common stock and issued in accordance with the schedule set forth in Exhibit A.

(ii)Subject to such adjustments, there shall be 55,418,001 shares of XESP Common stock issued and outstanding upon completion of the Merger held as follows: 39,252,000 common shares held by the shareholders of Pointward (“Shareholders”); and 11,416,001 shares held by the current shareholders of XESP.

(iii)The XESP Common stock shall be issued to the holders of Pointward shares in exchange for their shares on a one for one basis.

(iv)All outstanding warrants of Pointward and any other outstanding rights to purchase the shares of Pointward shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of XESP on the same ratio as provided by the Merger.

(v)Fractional shares of XESP Common stock shall not be issued, but in lieu thereof XESP shall round up fractional shares to the next highest whole number.

(vi)The shares of XESP Common stock to be issued in exchange for Pointward shares hereunder shall be proportionately reduced by any shares owned by Shareholders who shall have timely objected to the Merger (the "Dissenting Shares") in accordance with the provisions of the General Corporation Law of Delaware which objections will be dealt with as provided in those sections.

(vii) Each share of Pointward that is issued and outstanding and owned by Shareholders on the Merger Date shall, by virtue of the Merger and without any action on the part of the Shareholders, be retired and canceled.

(viii) Each certificate evidencing ownership of shares of XESP Common stock issued and outstanding on the Merger Date or held by XESP in its treasury shall continue to evidence ownership of the same number of shares of XESP Common stock.

11.Exchange of Certificates. As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of Pointward (other than certificates representing Dissenting Shares) shall surrender such certificate(s) for cancellation and shall receive in exchange a certificate or certificates representing the number of full shares of XESP common stock into which the shares of Pointward represented by the certificate or certificates so surrendered shall have been converted.

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12.Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Merger Date represented Pointward shares (other than certificates representing Dissenting Shares) shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of XESP common stock into which it was converted. No dividend or other distribution payable to holders of XESP common stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of Pointward shares; provided, however, that upon surrender and exchange of such outstanding certificates (other than certificates representing Dissenting Shares), there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of XESP common stock represented thereby.

13.Effect of the Merger. On the Merger Date, the separate existence of Pointward shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

14.Approval of Shareholders. This Agreement shall be adopted by the shareholders of the Constituent Corporations, respectively, at meetings of such shareholders and called for that purpose or by written consent pursuant to and according to the applicable state laws thereto, if so required. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of all the voting shares issued and outstanding and entitled to vote for each of the Constituent Corporations, if required by applicable state law thereto.

15.Representations and Warranties of Pointward. Pointward represents and warrants as follows:

(i)Corporate Status. Pointward is a company duly organized, validly existing, and in good standing under the laws of the Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(ii)Capitalization. The authorized capital stock of Pointward consists of $0.0001 par value shares of which 39,252,000 shares are issued and outstanding, all fully paid and nonassessable. There are no other classes of equity ownership issued or authorized.

(iii)Subsidiaries. Pointward has no subsidiaries.

(iv)Financial Statements. The financial statements for the period beginning December 31, 2021 (inception of Pointward) to the Merger Date, or such other period as acceptable to XESP (“Pointward’s Financial Statements”), furnished in a manner acceptable to XESP, are correct and fairly present the financial condition of Pointward as of the dates and for the periods involved, and such statements were prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(v)Undisclosed Liabilities. Pointward had no liabilities of any nature except to the extent reflected or reserved against in Pointward's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Pointward's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Pointward's Financial Statements.

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(vi)Absence of Material Changes. Between the date of Pointward’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the CEO of Pointward and delivered to XESP, (1) any changes in Pointward's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Pointward's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Pointward's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

(vii)Litigation. There is no litigation or proceeding pending, or to Pointward’s knowledge threatened, against or relating to Pointward, its properties or business, except as set forth in a list certified by the CEO of Pointward and delivered to XESP.

(viii) Contracts. Pointward is not a party to any material contracts other than those disclosed to XESP. Pointward currently has a license with Pointward Inc., incorporated under the laws of the State of Minnesota on December 15, 1975 (“Pointward Minnesota”), whereby Pointward Minnesota licenses certain intellectual property from Pointward. Upon execution of this Agreement and performance thereunder, XESP hereby grants Pointward Minnesota a world-wide, non-exclusive, limited-use license to use the intellectual property acquired hereunder for creative, consulting, go-to-market and supply chain services within certain specific industries, including, but not limited to medical technology, medical device, plant-based medicine, nutraceuticals, supplements, and healthcare markets, and such other markets as mutually agreed upon by XESP and Pointward Minnesota (the “License”). Pointward Minnesota may not sell, assign, convey, or otherwise transfer this License without prior written consent of XESP. This License may be amended, modified or supplemented by an agreement in writing signed by XESP and Pointward Minnesota.

(ix)No Violation. Execution of this Agreement and performance by Pointward hereunder has been duly authorized by all requisite corporate action on the part of Pointward, and this Agreement constitutes a valid and binding obligation of Pointward, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Pointward is subject or by which Pointward is bound.

(x)Title to Property. Pointward has good and marketable title to all properties and assets, real and personal, reflected in Pointward's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Pointward's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists except as disclosed to XESP.

(xi)Corporate Authority. Pointward has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder. Further, Pointward has obtained all permissions, consents and forbearances, in writing, required to transfer good and marketable title to all properties and assets, real and personal, reflected in Pointward's Financial Statements.

(xii)Access to Records. From the date of this Agreement to the Closing, Pointward will (1) give to XESP and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that XESP may inspect and audit them and (2) furnish such information concerning Pointward's properties and affairs as XESP may reasonably request.

(xiii)Confidentiality. Until the Closing (and permanently if there is no Closing), Pointward and the Shareholders will keep confidential any information which they obtain from XESP concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Pointward and the Shareholders will return to XESP all written matter with respect to XESP obtained by them in connection with the negotiation or consummation of this Agreement.

16. Representations and Warranties of the Shareholders. The Shareholders, individually and separately, represent and warrant as follows:

(i)Title to Units. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Pointward shares which are listed in the attached schedule and which they have contracted to convert.

(ii)Litigation. There is no litigation or proceeding pending, or to each Shareholder’s knowledge threatened, against or relating to shares of Pointward held by the Shareholders.

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(iii)Restrictions on Transfer of XESP Common Stock Shares. In connection with the conversion of Pointward shares into common stock shares of XESP under this Agreement, each Shareholder hereby represents and warrants to the Company as follows:

a.	The Shareholder is acquiring and will hold the XESP Common stock for investment for his or her account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

b.	The Shareholder understands that the XESP Common stock issued under this Agreement have not been registered under the Securities Act by reason of a specific exemption therefrom and that the XESP Common stock must be held indefinitely, unless their sale or other transfer is subsequently registered under the Securities Act or the Shareholder obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Shareholder further acknowledges and understands that the Company is under no obligation to register the XESP Common stock .

c.	The Shareholder is aware of Rule 144 under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. These conditions may include (without limitation) that certain current public information about the issuer be available, that the resale occur only after a holding period required by Rule 144 has been satisfied, that the sale occur through an unsolicited “broker’s transaction,” and that the amount of securities being sold during any three-month period not exceed specified limitations. The Shareholder acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied as of the Merger Date and that the Surviving Corporation is not required to take action to satisfy any such conditions.

d.	The Shareholder will not sell, transfer or otherwise dispose of the XESP Common stock acquired under this Agreement in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Shareholder agrees that he or she will not dispose of the XESP Common stock acquired under this Agreement unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of the XESP Common stock and he or she has provided the Surviving Corporation with written assurances, in substance and form satisfactory to the Surviving Corporation, that (A) the proposed disposition does not require registration of the XESP Common stock under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the XESP Common stock under applicable state law.

e.	The Shareholder has received and has had access to such information as he or she considers necessary or appropriate for deciding whether to invest in the XESP Common stock, and the Shareholder has had an opportunity to ask questions and receive answers from the management of the Surviving Corporation regarding the terms and conditions of the issuance of the XESP Common stock .

f.	The Shareholder is aware that his or her investment in the Surviving Corporation is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Shareholder is able, without impairing his or her financial condition, to hold the XESP Common stock for an indefinite period and to suffer a complete loss of his or her investment in the XESP Common stock .

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g.	The Shareholder acknowledges that regardless of whether the offer and sale of the XESP Common Stock have been registered under the Securities Act or have been registered or qualified under the securities laws of any State or other relevant jurisdiction, the Surviving Corporation at its discretion may impose restrictions upon the sale, pledge or other transfer of the XESP Common Stock (including the placement of appropriate legends on the stock certificates (or electronic equivalent) or the imposition of stop transfer instructions) and may refuse (or may be required to refuse) to transfer XESP Common Stock acquired hereunder (or XESP Common Stock proposed to be transferred in a subsequent transfer) if, in the judgment of the Company, such restrictions, legends or refusal are necessary or appropriate to achieve compliance with the Securities Act or other relevant securities or other laws, including without limitation under Regulation S of the Securities Act or pursuant to another available exemption from registration.

h.	The Shareholder acknowledges that the Surviving Corporation shall not be required to (i) transfer on its books any XESP Common Stock that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of XESP Common Stock shares, or otherwise to accord voting, dividend or liquidation rights to, any subsequent transferee to whom XESP Common Stock have been transferred in contravention of this Agreement.

17. Representations and Warranties of XESP. XESP represents and warrants as follows:

(i)Corporate Status. XESP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(ii)Capitalization. The authorized capital stock of XESP consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 11,416,001 shares are issued and outstanding, all fully paid and nonassessable and 1,000 shares of Series A Preferred Stock, of which 1,000 shares are issued and outstanding, all fully paid and nonassessable.

(iii)Subsidiaries. XESP has no subsidiaries.

(iv)Public Company. XESP is a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934.

(v)Public Filings. XESP has filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

(vi)Financial Statements. The financial statements of XESP as of July 31, 2023 or such other period as acceptable to Pointward (“XESP’s Financial Statements”) furnished to Pointward are correct and fairly present the financial condition of XESP as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

(vii)Undisclosed Liabilities. XESP had no liabilities of any nature except to the extent reflected or reserved against in XESP’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and XESP's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in XESP's Financial Statements.

(viii)Absence of Material Changes. Between the date of XESP’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the CEO of XESP and delivered to Pointward, (1) any changes in XESP's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to XESP's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of XESP's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

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(ix)Litigation. There is no litigation or proceeding pending, or to XESP’s knowledge threatened, against or relating to XESP, its properties or business, except as documented and delivered by an executive of XESP to Pointward.

(x)Contracts. XESP is not a party to any material contract other than those in the normal course of business or otherwise disclosed to Pointward.

(xi)No Violation. Execution of this Agreement and performance by XESP hereunder has been duly authorized by all requisite corporate action on the part of XESP, and this Agreement constitutes a valid and binding obligation of XESP, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of XESP is Subject or by which XESP is bound.

(xii)Title to Property. XESP has good and marketable title to all properties and assets, real and personal, reflected in XESP's Financial Statements, except as sold or otherwise disposed of in the ordinary course of business, and XESP's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

(xiii) Corporate Authority. XESP has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

(xiv)Confidentiality. Until the Closing (and permanently if there is no Closing), XESP and its representatives will keep confidential any information which they obtain from Pointward concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, XESP will return to Pointward all written matter with respect to XESP obtained by it in connection with the negotiation or consummation of this Agreement.

18.Legends. All certificates evidencing the XESP Common stock acquired under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY SECURITIES LAWS OF ANY U.S. STATE, AND MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED OR OTHERWISE TRANSFERRED OR DISPOSED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED. IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY (CONFIRMED BY OPINION OF COUNSEL) OF AN ALTERNATIVE EXEMPTION FROM REGISTRATION UNDER THE ACT (INCLUDING WITHOUT LIMITATION IN ACCORDANCE WITH REGULATION S UNDER THE ACT), THESE SHARES MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED OR OTHERWISE TRANSFERRED OR DISPOSED OF. HEDGING TRANSACTIONS INVOLVING THESE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

If required by the authorities of any State in connection with the issuance of XESP Common stock acquired under this Agreement, the legend or legends required by such State authorities shall also be endorsed on all such certificates.

19.Closing.

(i)The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of XESP or other location designated by the Constituent Corporations without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

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(ii)Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

20. Conduct Pending the Closing. XESP and Pointward covenant that between the date of this Agreement and the Closing as to each of them:

(i)No change will be made in the charter documents, by-laws, or other corporate documents of Pointward or XESP.

(ii)Pointward and XESP will each use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

(iii)None of the shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the shares owned by them.

21. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either XESP or Pointward if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by Pointward if the Closing shall not have taken place by the date stated, unless adjourned to a later date by mutual consent.

22. Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Covenant To Arbitrate. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

23. General Provisions

(i)Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

(ii)Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

(iii)Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Electronic Servitor Publication Network, Inc., to

Attn: Thomas Spruce, COO

Electronic Servitor Publication Network, Inc.

400 1st Ave N., Ste. 100

Minneapolis, MN 55401

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If to Pointward Inc., to

Peter Hager, CEO

Pointward Inc.

400 1st Ave. N., Ste. 100

Minneapolis, MN 55401

(iv) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

(v) Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

(vi) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

(vii)Effective Date. This effective date of this Agreement shall be December 22, 2023.

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement.

ELECTRONIC SERVITOR PUBLICATION NETWORK, INC.

By   /s/ Thomas Spruce

Thomas Spruce, Chief Operating Officer

POINTWARD INC.

By   /s/ Peter Hager

Peter Hager, Chief Executive Officer

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EXHIBIT A

SHAREHOLDER SIGNATURE PAGES TO

AGREEMENT AND PLAN OF MERGER

BETWEEN

ELECTRONIC SERVITOR PUBLICATION NETWORK, INC. and

POINTWARD INC.

[REDACTED]

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SHAREHOLDER SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

BETWEEN

ELECTRONIC SERVITOR PUBLICATION NETWORK, INC. AND

POINTWARD INC.

By execution below, the undersigned Shareholders of Pointward Inc. acknowledge that each such Shareholder has read and consents to the Agreement and Plan of Merger between Electronic Servitor Publication Network, Inc. and Pointward Inc. (the “Merger”). Each undersigned Shareholder acknowledges that pursuant to the Merger, the Shareholders of Pointward Inc. will become shareholders of Electronic Servitor Publication Network, Inc. thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

[REDACTED]

Signature	Pointward Inc. Shares held	Total Number of Electronic Servitor Publication Network, Inc. Common Stock to be Issued

By:
Printed name:

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